Exhibit 10.23

SJW CORP.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

AMENDED AND RESTATED EFFECTIVE OCTOBER 22, 2008

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees of the Corporation (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of an equity incentive award under the Plan designed to retain Participant’s continued service.

C. The Board previously made an Award of Restricted Stock Units to Participant on January 25, 2007, and that Award is evidenced by a Restricted Stock Unit Issuance Agreement between the Corporation and Participant dated that same date.

D. The Corporation and Participant wish to execute this Amended and Restated Agreement solely for the purpose of bringing the Restricted Stock Unit Issuance Agreement into documentary compliance with the final Treasury Regulations under Section 409A of the Code, effective October 22, 2008.

E. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Except as otherwise provided in this Agreement, the Restricted Stock Units shall vest upon the attainment of a pre-established performance objective tied to total shareholder return measured over a specified period, provided the Participant continues in Service through the completion date of that measurement period. Each Restricted Stock Unit which so vests shall entitle the Participant to receive one share of Common Stock on the specified issue date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable performance target for the vesting of those shares, the alternative and special vesting provisions which may become applicable to such shares, the date on which the vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	January 25, 2007

Number of Shares Subject to Award:	7,000 shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest upon the attainment of the Performance Objective set forth in attached Schedule I, provided the Participant continues in Service through the completion of the Measurement Period (the “Normal Vesting Schedule”). However, the Shares may also vest in accordance with the alternative vesting provisions of Paragraph 4 of this Agreement and the special vesting provisions of Paragraph 6 of this Agreement.

Issuance Schedule	The Shares in which the Participant vests in accordance with the Normal Vesting Schedule will become issuable on January 15, 2010 (the “Issuance Date”). The actual issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes and shall be effected on the Issuance Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Issuance Date occurs. The Shares which vest pursuant to Paragraph 4 or Paragraph 6 of this Agreement shall be issued in accordance with the provisions of the applicable Paragraph. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 8 of this Agreement.

2. Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. Except as otherwise provided in Paragraph 4 below, should the Participant cease Service for any reason prior to the completion of the Measurement Period, then the Restricted Stock Units subject to this Award shall be immediately cancelled, and the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Alternative Vesting.

(a) Should any of the following events occur prior to the completion of the Measurement Period: (i) the Participant’s cessation of Employee status by reason of death or Permanent Disability, (ii) the Participant’s resignation from Employee status for Good Reason or (iii) the Corporation’s termination of the Participant’s Employee status other than for Good Cause, then all the Restricted Stock Units, together with the underlying Shares, shall immediately vest.

(b) The Shares to which the Participant becomes entitled pursuant to the vesting provisions of Paragraph 4(a) shall be issued on the date of his Separation from Service in connection with such cessation of Employee status or as soon as administratively practicable thereafter, subject to the Corporation’s collection of the applicable Withholding Taxes, but in no event later than the close of the calendar year in which such Separation from Service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service, unless a further deferral is required pursuant to Paragraph 9 of this Agreement.

(c) Each Share in which Participant may be deemed, by reason of the vesting acceleration provisions of this Paragraph 4, to vest prior to the actual termination or cessation of his Employee status shall in no event be issued prior to the earlier of (i) the Issuance Date applicable to that Share in accordance with the Normal Vesting Schedule or (ii) the date determined in accordance with Paragraph 4(b).

5. Stockholder Rights. The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

6. Change of Control.

(a) Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the provisions of this Paragraph 6(a). No accelerated vesting of the Restricted Stock Units or the underlying Shares shall occur in the event of such assumption or continuation of the Award or such replacement of the Award with a cash retention program. However, the vesting provisions in effect for the Award following the Change in Control shall no longer be tied to the attainment of the Performance Objective set forth in Schedule I and shall instead be converted into the following Service-vesting schedule:

(i) The Award (whether in its assumed or continued form or as converted into a cash retention program) shall vest in full upon the Participant’s continuation in Service through December 31, 2009. Following the completion of such Service vesting period, the securities, cash or other property underlying the vested Award shall be issued on the normal January 15, 2010 Issuance Date or as soon as administratively practicable thereafter, subject to the Corporation’s collection of the applicable Withholding Taxes, but in no event later than the close of the calendar year in which such Issuance Date occurs.

(ii) Should any of the following events occur after such Change in Control but prior to December 31, 2009: (A) the Participant’s cessation of Employee status by reason of death or Permanent Disability, (B) the Participant’s resignation from Employee status for Good Reason or (C) the termination of the Participant’s Employee status other than for Good Cause, then the Award shall immediately vest in full, and the securities, cash or other property underlying the Award shall be distributed on the date of the Participant’s Separation from Service in connection with such cessation of Employee status or as soon as administratively practicable thereafter, subject to the Corporation’s collection of the applicable Withholding Taxes, but in no event later than the close of the calendar year in which such Separation from Service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service, unless a further deferral is required pursuant to Paragraph 9 of this Agreement.

(b) In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award will be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such shares are registered under the federal securities laws and readily tradable on an established securities exchange.

(c) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not so assumed or otherwise continued in effect or replaced with a cash retention program under Paragraph 6(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant on the tenth (10th) business day following the earliest to occur of (i) the January 15, 2010 Issuance Date, (ii) the date of Participant’s Separation from Service or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 8.

(d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. The determination of the Plan Administrator shall be final, binding and conclusive. In the event of a Change in Control, the adjustments (if any) shall be made in accordance with the provisions of Paragraph 6.

8. Issuance of Shares of Common Stock/Collection of Withholding Taxes.

(a) On the Issuance Date (or any earlier date on which the Shares are to be issued in accordance with the terms of this Agreement), the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock, subject, however, to the Corporation’s collection of the applicable Withholding Taxes.

(b) The Corporation shall collect the applicable Withholding Taxes with respect to the vested Shares issued hereunder through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the applicable issuance date) equal to the amount of those taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. In the event payment is made in a form other than the Shares, the Corporation shall collect from the Participant the applicable Withholding Taxes pursuant to such procedures as the Corporation deems appropriate under the circumstances.

(c) Notwithstanding the foregoing provisions of Paragraph 8(b), the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder.

Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 8(c) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(d) Except as otherwise provided in Paragraph 6(c) and Paragraph 8(b), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

9. Deferred Issue Date. Notwithstanding any provision to the contrary in this Agreement, no Shares (or other property) which become issuable or payable hereunder by reason of the Participant’s Separation from Service shall actually be issued to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

10. Benefit Limit. The benefit limitation of this Paragraph 10 shall apply only to the extent Participant is not otherwise entitled to a Code Section 4999 tax gross-up, pursuant to the terms of the Corporation’s Executive Severance Plan, with respect to the Shares that vest on an accelerated basis in connection with a Change in Control or subsequent cessation of Employee status:

In the event the vesting and issuance of the Shares subject to this Award would otherwise constitute a parachute payment under Code Section 280G, then the vesting and issuance of those Shares shall be subject to reduction to the extent necessary to assure that the number of Shares which vest and are issued under this Award will be limited to the greater of (i) the number of Shares which can vest and be issued without triggering a parachute payment under Code Section 280G or (ii) the maximum number of Shares which can vest and be issued under this Award so as to provide the Participant with the greatest after-tax amount of such vested and issued Shares after taking into account any excise tax the Participant may incur under Code Section 4999 with respect to those Shares and any other benefits or payments to which the Participant may be entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of the Participant’s Service.

11. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

14. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

16. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on the respective dates indicated below.

SJW CORP.

By:
David A. Green, Chief Financial Officer and Treasurer

Dated:	, 2008

W. Richard Roth

Signature:

Address:

Dated:	, 2008

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Award shall mean the award of Restricted Stock Units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall mean any change in control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under control with, the Corporation or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Corporation which, when added to other acquisitions effected by such person or related group during the twelve (12)-month period ending with the most recent acquisition, represent thirty-five percent (35%) or more of the total combined voting power of the Corporation’s then-outstanding securities;

(ii) a merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing more than 50% of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;

(iii) a sale, transfer or disposition of all or substantially all of the Corporation’s assets, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Corporation’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;

(iv) a merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the board of directors that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction, provided such change occurs within twelve (12) months after the effective date of the transaction); or

(v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided that no Change in Control shall occur if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who held securities representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s outstanding securities as of March 3, 2003.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Corporation’s common stock.

H. Corporation shall mean SJW Corp., a California corporation, and any successor corporation to all or substantially all of the assets or voting stock of SJW Corp. which shall by appropriate action adopt the Plan and/or assume the Award.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance; provided, however, that solely for purposes of determining whether Participant has incurred a Separation from Service, the term “Employee” shall have the meaning assigned to such term in the Separation from Service definition set forth in this Appendix.

J. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share on the date in question on the Stock Exchange on which the Common Stock is at that time primarily traded, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such Stock Exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

K. Good Cause shall be deemed to exist if, and only if: (i) Participant engages in acts or omissions that result in substantial harm to the business or property of the Corporation or any Parent or Subsidiary and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or (ii) Participant is convicted of a criminal violation involving fraud or dishonesty.

L. Good Reason shall mean the occurrence of any of the following events without Participant’s express written consent: (i) his removal from any of the following positions: President and Chief Executive Officer of the Corporation, President and Chief Executive Officer of San Jose Water Company and President and Chief Executive Officer of SJW Land Company, or any other significant change in the nature or the scope of his authority or overall working environment; (ii) the assignment to Participant of duties materially inconsistent with his duties, responsibilities and status as President and Chief Executive Officer of the Corporation, President and Chief Executive Officer of San Jose Water Company and President of SJW Land Company; (iii) a reduction in Participant’s rate of base salary or target annual bonus, other than a reduction in an amount not in excess of fifteen percent (15%) of either his base salary or the sum of his base salary and target annual bonus pursuant to a uniform reduction in the base salary or target bonus payable to all senior executives of the Corporation to which Participant and the Executive Compensation Committee have mutually agreed and which occurs prior to a Change in Control; (iv) a change by the Corporation by fifty-five (55) miles or more of the principal location at which Participant is required to perform Participant’s services hereunder or (v) a material breach by the Corporation of any of its obligations under its existing employment agreement with the Participant (or any successor agreement) which remains uncured for more than thirty (30) days following Participant’s written notice to the Board in which Participant specifically identifies the material breach which has occurred.

M. Measurement Period shall mean the period over which the Performance Objective is to be measured. That period shall be the three (3)-year period measured from January 1, 2007 to December 31, 2009.

N. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

O. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

P. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q. Performance Objective shall the attainment of the total shareholder return objective set forth in attached Schedule I, as calculated over the specified Measurement Period.

R. Permanent Disability shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

S. Plan shall mean the Corporation’s Long-Term Incentive Plan.

T. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

U. Restricted Stock Unit shall mean each unit subject to this Award which shall entitle the Participant to receive one share of Common Stock under the Plan at a designated time following the vesting of that unit.

V. Separation from Service shall mean the Participant’s cessation of Employee status by reason of his death, retirement of termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he rendered as an Employee during the immediately preceding thirty-six (36) months. Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

W. Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the Board or a consultant or independent advisor. Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that the following special provisions shall be in effect for any such leave:

•

Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)- month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

•

Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment.

•

Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

X. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

Y. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Z. Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the shares of Common Stock (or any other property) under the Award and any phantom dividend equivalents relating to those shares and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of those vested shares (or any other property) and the distribution of any phantom dividend equivalents relating to such shares.

SCHEDULE I

PERFORMANCE OBJECTIVE

The performance objective which must be attained for all the Restricted Stock Units to vest shall be the realization of a total return to the Corporation’s shareholders for the three (3)-year period measured from January 1, 2007 to December 31, 2009 (the “Measurement Period”) of at least eight percent (8%) per year, compounded annually. Such total shareholder return shall be measured as follows:

first, the base value of the Common Stock at the January 1, 2007 start of the Measurement Period shall be determined by averaging the closing selling prices per share of such Common Stock over the days in December 2006 on which the Common Stock was traded;

then, the ending value of the Common Stock on the December 31, 2009 close of the Measurement Period shall be determined by averaging the closing selling prices per share of Common Stock for the days in December 2009 on which the Common Stock is traded, then, there shall be determined the dollar amount by which the ending value of the Common Stock as so determined exceeds the base value of the Common Stock as determined above (the “Increase in Value”);

then, an additional dollar amount (the “Additional Value”) shall be calculated by multiplying (i) the number of shares of Common Stock (including fractional shares) which could have been purchased during the period from January 1, 2007 to December 31, 2009 had the cash dividend paid per share of Common Stock during that period been immediately re-invested in Common Stock at the closing selling price per share on each such dividend payment date by (ii) the average of the closing selling prices per share of Common Stock for the days in December 2009 on which the Common stock is traded; and

finally, the Increase in Value calculated above shall be added to the Additional Value, and the resulting dollar amount shall then be expressed as a percentage of the base value of the Common Stock calculated at the start of the Measurement Period.

If the resulting percentage obtained from the foregoing calculation yields a total shareholder return of at least eight percent (8%) per year, compounded annually, then the Performance Objective shall be deemed to have been attained.

The foregoing formula shall be appropriately adjusted to reflect any stock dividends, stock splits, exchange of shares, spin-off transaction, extraordinary dividend or distribution, combination of shares, recapitalization or other similar transaction affecting the outstanding shares of Common Stock without the Corporation’s receipt of consideration.

A-1